SCHEDULE 14A

                          SCHEDULE 14A INFORMATION

                 PROXY STATEMENT PURSUANT TO SECTION 14(A)
                   OF THE SECURITIES EXCHANGE ACT OF 1934

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[ ] Preliminary Proxy Statement
[ ] Confidential, For Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
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[ ] Soliciting Material Pursuant to Section 240.14a-12


                        WILLAMETTE INDUSTRIES, INC.

                          -----------------------

              (Name of Registrant as Specified in its Charter)
                          -----------------------

                            WEYERHAEUSER COMPANY

  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[X] No fee required.

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TO ALL WILLAMETTE SHAREHOLDERS:

                        WILLAMETTE IS "NOT FOR SALE"

               HOW MUCH WILL WILLAMETTE'S DECISION COST YOU?

Since Weyerhaeuser's first offer for Willamette in August 1998, the board and management of Willamette have been unwilling to negotiate a transaction that would provide a premium to Willamette shareholders. Although Weyerhaeuser is willing to increase its offer above its current price, we believe that the Willamette directors have made it crystal clear that the company they have been entrusted to manage for you is not for sale at any price.

              WE BELIEVE WILLAMETTE'S EXISTING DIRECTORS HAVE
                     NO INTENTION TO SELL AT ANY PRICE

While the Willamette board claims that it takes its fiduciary duty very seriously, we believe the facts speak for themselves--"Willamette is not for sale."

"Well, let me put something straight    "[I]f you're not for sale, it's not a        "We've made it abundantly clear that
from the very beginning. Willamette's   matter for negotiation."                     we are not for sale...."
not for sale."                          THE BUSINESS JOURNAL OF PORTLAND, 3.23.01,   WILLAMETTE PRESS RELEASE, 12.26.00
CNNfn, 5.18.01, Duane McDougall,        McDougall
president and CEO of Willamette
                                                                                     "Well let me reemphasize something
"Willamette has consistently said that  "Why would you negotiate for                 Amanda. We're not for sale, so we're
we are not for sale."                   something you don't intend to sell?"         not talking about price."
CNBC, 5.18.01, McDougall                THE BUSINESS JOURNAL OF PORTLAND, 3.9.01,    CNNfn, 12.15.00, McDougall
                                        Cathy Dunn, vice president
"Well, once again, let me reemphasize,  corporate communications of Willamette       The board's "position remains clear
we are not trying to sell the                                                        and unanimous--Willamette is not
company."                               "Our board has said Willamette is not        for sale."
CNBC, 5.18.01, McDougall                for sale."                                   THE WALL STREET JOURNAL*, 12.13.00,
                                        THE SEATTLE POST-INTELLIGENCER, 2.2.01,      McDougall
"We're not a willing seller...."        McDougall
CNBC, 4.24.01, McDougall                                                             "Willamette is not for sale."
                                        "As we've said all along, we are not         THE NEWS TRIBUNE, 11.30.00,
"We aren't for sale and have not        for sale."                                   McDougall
gone out looking for other              THE OREGONIAN, 1.6.01, McDougall
bidders."                                                                            "...Willamette is not for sale...."
OFFICIAL BOARD MARKETS, 3.31.01         "Weyerhaeuser's announcement and             THE WALL STREET JOURNAL*, 11.29.00,
McDougall                               extension of their hostile offer does        Willamette spokesman on behalf of
                                        not change anything. As we've said all       the board of directors
                                        along, we are not for sale."
                                        WILLAMETTE PRESS RELEASE, 1.5.01,            "This is not an auction or bidding
                                        McDougall                                    process. The company is not for
                                                                                     sale."**
                                                                                     REUTERS, 11.15.00, McDougall



                ASK YOURSELF: WHAT WOULD MY SHARES BE WORTH
                         IF WEYERHAEUSER WENT AWAY?

We believe that by failing to pursue Weyerhaeuser's all-cash premium offer, Willamette is jeopardizing the value of your investment. Even Willamette's CEO expects "dislocation" in the price of your shares if Weyerhaeuser goes away.

              VOTE GOLD NOW TO TAKE CONTROL OF YOUR INVESTMENT

We believe that you deserve a board of directors that will act to protect your interests. You can make your voice heard in a manner that cannot be ignored by your board of directors by electing the Weyerhaeuser nominees at Willamette's June 7th Annual Meeting. If our slate is elected at the June 7th meeting and Willamette continues to refuse to negotiate, Weyerhaeuser intends to nominate a slate of directors for election at Willamette's 2002 Annual Meeting. HOWEVER, IF THE WEYERHAEUSER NOMINEES ARE NOT ELECTED ON JUNE 7TH, WE WILL WITHDRAW OUR OFFER, SINCE IT WILL TAKE AT LEAST TWO MORE YEARS, UNTIL THE 2003 ANNUAL MEETING, TO EFFECT A TRANSACTION NOT APPROVED BY THE CURRENT WILLAMETTE BOARD.

                        [Weyerhaeuser Company logo]

  To support the Weyerhaeuser nominees, ignore the green proxy card. You must use the GOLD card to vote for the Weyerhaeuser nominees.
      If you have any questions or require any assistance in executing or delivering your proxy, please call our proxy solicitor,
        INNISFREE M&A INCORPORATED, at 1-877-750-5838 (toll-free).

Company Holdings, Inc. ("CHI"), a wholly owned subsidiary of Weyerhaeuser Company, has commenced a tender offer for all the outstanding shares of common stock of Willamette Industries, Inc. at $50.00 per share, net to the seller in cash, without interest. The offer currently is scheduled to expire at 12:00 midnight, New York City time, on Thursday, June 7, 2001. CHI may extend the offer. If the offer is extended, CHI will notify the depositary for the offer and issue a press release announcing the extension on or before 9:00 a.m. New York City time on the first business day following the date the offer was scheduled to expire.

* THE WALL STREET JOURNAL IS A TRADEMARK OF DOW JONES L.P.

**PERMISSION TO USE QUOTATIONS NEITHER SOUGHT NOR OBTAINED        May 30, 2001